UNIFORCE TEMPORARY PERSONNEL, INC.
                              1335 Jericho Turnpike
                          New Hyde Park, New York 11040

                                  April 3, 1995


To:  Joseph A. Driscoll
     c/o Uniforce Temporary Personnel, Inc.
     1335 Jericho Turnpike
     New Hyde Park, New York  11040

          We are pleased to inform you that on December 13, 1994 you were granted a stock option pursuant to the Directors' Stock Option Plan (the "Plan") of Uniforce Temporary Personnel, Inc. (the "Company") to purchase 5,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, at a price of $11.50 per Share.

          This option may be exercised in whole or in part, at any time and from time to time after June 23, 1995, but in no event earlier than the date, prior to December 13, 1995, on which the Plan shall have been approved by the affirmative vote of the holders of a majority of the voting shares of the Company, and prior to December 13, 2004, at which date this option will, to the extent not previously exercised, expire.

          This option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under this option. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this option agreement as if fully set forth herein.

          Unless at the time of the exercise of this option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of this option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of this option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to this option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

          You understand and acknowledge that, under existing law, unless at the time of the exercise of this option a registration

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statement under the Act is in effect as to such Shares (i) any Shares  purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

         This option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Board by delivering shares of the Company's stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the option, or a combination of such shares and cash, or otherwise in accordance with the Plan.

         Would you kindly evidence your acceptance of this option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                  Very truly yours,

                                  UNIFORCE TEMPORARY PERSONNEL, INC.

                                  By:---------------------------------------
                                     John Fanning, Chairman of the Board,
                                     President  and Chief  Executive  Officer

AGREED TO AND ACCEPTED:

- -----------------------
Joseph A. Driscoll

                                                                      EXHIBIT A


Uniforce Temporary Personnel, Inc.
1335 Jericho Turnpike
New Hyde Park, New York  11040

Gentlemen:

         Notice is hereby given of my election to purchase _____ shares of Common Stock, $.01 par value (the "Shares"), of Uniforce Temporary Personnel, Inc. (the "Company"), at a price of $11.50 per Share, pursuant to the provisions of the stock option granted to me on December 13, 1994, under the Company's Directors' Stock Option Plan. Enclosed in payment for the Shares is:

                    ----
                   /___/            my check in the amount of $________.

                   ----
                 */___/             _________________  ___________ Shares having
                                    a total value $________, such value being based on the closing price(s) of the Shares on the date hereof.

         The  following   information   is  supplied  for  use  in  issuing  and
registering the Shares purchased hereby:

         Number of Certificates
           and Denominations                                 -----------------

         Name                                                -----------------

         Address                                             -----------------

                                                             -----------------

         Social Security Number                              -----------------


Dated:   _______________, ____

                                           Very truly yours,


                                           -----------------------------------


*Subject to the approval of the
 Board of Directors

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